Exhibit 10.1

Retirement Agreement

This Retirement Agreement (“Agreement”) is made and entered into as of February 20, 2026, by and between AeroVironment, Inc. (the “Company”), a Delaware corporation, and Kevin McDonnell (“Employee”), an individual.

RECITALS

WHEREAS, Employee has served as the Executive Vice President and Chief Financial Officer of the Company;

WHEREAS, the Employee has informed the Company that he intends to retire from his employment with the Company effective July 31, 2026 (the “Retirement Date”); and

WHEREAS, the Employee and the Company desire to set forth certain matters regarding the Employee’s retirement and separation of employment from the Company under the terms specified in this Agreement.

NOW THEREFORE, in consideration of the foregoing premises, the covenants set forth below, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Employee and the Company agree as follows:

AGREEMENT

1.	Retirement. The Employee will remain an employee of the Company until and through the Retirement Date. The Employee and the Company agree that the Employee will continue serving as the Company’s EVP and Chief Financial Officer until the earlier of (a) the start date of a new chief financial officer hired by the Company or (b) the Retirement Date. Employee agrees to resign from all officer and director positions he currently holds with the Company’s subsidiaries on the Retirement Date, or at such earlier time as requested by the Company’s Chief Executive Officer.

2.	Transition Services. If a new chief financial officer is hired by Company prior to the Retirement Date, Employee agrees to work together with the new chief financial officer to ensure an orderly transition of Employee’s duties to his successor, including closing out selected open action items as agreed upon between the Company and Employee.

3.	Compensation and Benefits. The Company agrees to continue to pay and provide the Employee his current salary and employee benefits through the Retirement Date. The Company agrees to pay the Employee his FY2026 Short Term Incentive Plan bonus at the target level of $455,420, less all applicable withholdings, with payment to be made at the same time as the FY2026 bonuses are paid to all other Company employees. On the Retirement Date, the Company agrees to issue Employee a check in an amount equal to the after-tax cost of five (5) months of COBRA premiums in effect as of the date of this Agreement for medical, dental, hospitalization, prescription and vision coverage. Except as otherwise specified herein, Employee agrees he will cease to be eligible to participate under any stock option, bonus, incentive compensation, commission, medical, dental, life insurance, retirement, and other compensation or benefit plans of the Company or any affiliate following the Retirement Date. Employee acknowledges that he will have no rights under any plans.

4.	Qualified Plan Retirement Benefits: Employee will retain his vested benefits under all qualified retirement plans of the Company, as determined under the official terms of those plans.

5.	Section 16 Officer Filings. The Company agrees to assist Employee in making all Section 16 filings with the Securities and Exchange Commission through December 31, 2026 that Employee is required to make with the Commission.

6.	Taxes. The Company will report all payments due under this Agreement to tax authorities, and withhold taxes from them, as it determines it is required to do.

7.	Release: In order to receive, and in consideration for, the benefits provided in this Agreement, Employee agrees to execute the General Release attached as Exhibit A on the Retirement Date.

8.	Confidentiality. The Employee acknowledges and agrees that the Employee Proprietary Information, Trade Secret and Confidentiality Agreement (“Confidentiality Agreement”), which Employee signed in connection with his employment with the Company, remains in full force and effect following Employee’s Retirement Date. Nothing in this Agreement or the Confidentiality Agreement in any way interferes with Employee’s right and responsibility to (a) give truthful testimony under oath; or (b) precludes Employee from participating in an investigation, filing a charge or otherwise communicating with any federal, state or local government office, official or agency.

9.	Return of Company Property. By the Retirement Date, Employee will return to the Company all files, memoranda, documents, records, copies of the foregoing, Company-provided credit cards, keys, building passes, security passes, access or identification cards, and any other property of the Company or any Released Party (as defined in the General Release) in his possession or control. Employee agrees to clear all expense accounts, repay everything he owes to the Company or any Released Party on or before the Retirement Date.

10.	Applicable Law: This Agreement is governed by the laws of the state of California.

11.	Amendments: This Agreement only may be amended by a written agreement signed by the Company and the Employee.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first set forth above.

Employee:		Company (AeroVironment, Inc.):

/s/ Kevin McDonnell		/s/Wahid Nawabi
Kevin McDonnell		By:	Wahid Nawabi
Date:	2/20/2026	Its:	President and Chief Executive Officer

Date:	2/20/2026

GENERAL RELEASE

In consideration for the benefits I, Kevin McDonnell, have received or will receive under that certain Retirement Agreement dated as of February 20, 2026 by and between me and AeroVironment, Inc. (the “Company”), I hereby execute the following release:

I release (i.e., give up) all known and unknown claims that I presently have against the Company, its current and former, direct and indirect owners, parents, subsidiaries, brother-sister companies, and all other affiliates and related entities, and their current and former partners, employees, agents, and other related parties (Released Parties), except claims that the law does not permit me to waive by signing this Agreement. For example, I am releasing all common law contract, tort, or other claims I might have, as well as all claims I might have under the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act, the Worker Adjustment & Retraining Notification Act (WARN Act), Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Equal Pay Act, the Family and Medical Leave Act, the Americans With Disabilities Act (ADA), the Employee Retirement Income Security Act of 1974 (ERISA), and any similar domestic or foreign laws, such as the California Fair Employment and Housing Act, California Labor Code Section 200 et seq., and any applicable California Industrial Welfare Commission order.

I expressly waive the protection of Section 1542 of the Civil Code of the State of California, which states that:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Kevin McDonnell

Date: